Frank L. Newbauer, Esq.
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246
(513) 587-3400

December 24, 2015

Ultimus Managers Trust
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Re:	Castlemaine Emerging Markets Opportunities Fund
Castlemaine Event Driven Fund
Castlemaine Long/Short Fund
Castlemaine Market Neutral Fund
Castlemaine Multi-Strategy Fund

Ladies and Gentlemen:

You have requested my opinion in connection with the registration by Ultimus Managers Trust, an Ohio business trust (the “Trust”), of an indefinite number of shares of beneficial interest (the “Shares”) of each series, Castlemaine Emerging Markets Opportunities Fund, Castlemaine Event Driven Fund, Castlemaine Long/Short Fund, Castlemaine Market Neutral Fund, and Castlemaine Multi-Strategy Fund, authorized by the Trust’s Agreement and Declaration of Trust, to be filed with the Securities and Exchange Commission (“SEC”) as an exhibit to the Trust’s registration statement on Form N-1A (File Nos. 333-180308; 811-22680), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials, and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or a copy) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

Ultimus Managers Trust

This letter expresses my opinion as to the provisions of the Trust’s Agreement and Declaration of Trust and the laws of the State of Ohio applying to business trusts generally, but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Ohio.

Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid, and nonassessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Frank L. Newbauer

Frank L. Newbauer
Counsel